Exhibit 16.1

April 22, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Confederate Motors, Inc.

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 15, 2009, to be filed by our former client, Confederate Motors, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Birmingham, AL